Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 110
dated September 25, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – October 24, 2006

Bear Market PLUS due January 20, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based Inversely on the Performance of a Basket Composed of Three Indices

Aggregate Principal Amount	:	$14,100,000
Original Issue Date (Settlement Date)	:	October 31, 2006
Pricing Date	:	October 24, 2006
Original Issue Price	:	$10 per Bear Market PLUS
Leverage Factor	:	400%
Payment at Maturity	:	If the Final Basket Value is less than or equal to the Initial Basket Value, the lesser of (a) $10 plus the Enhanced Downside Payment and (b) the Maximum Payment at Maturity.
If the Final Basket Value is greater than the Initial Basket Value, the greater of (a) $10 minus the Upside Reduction Amount and (b) the Minimum Payment at Maturity.
Maximum Payment at Maturity	:	$15.20 per Bear Market PLUS
Minimum Payment at Maturity	:	$5 per Bear Market PLUS
Enhanced Downside Payment	:
Upside Reduction Amount	:
Initial Basket Value	:	10
Basket	:	Basket Index	Percentage Weight of Basket Value	Initial Closing Values	Multiplier
		S&P 500 Index Russell 2000 Index MSCI EAFE Index	50.0% 25.0% 25.0%	1,377.38 762.43 1,940.21	0.003630080 0.003278990 0.001288520

Index Valuation Date	:	January 17, 2008, subject to adjustment for non-index business days and market disruption events.
Listing	:	None
CUSIP	:	61748A445
Agent	:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500®” and “S&P 500 Index®” are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Bear Market PLUS are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Bear Market PLUS. The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The Bear Market PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Bear Market PLUS. “MSCI EAFE IndexSM” is a trademark of Morgan Stanley Capital International and has been licensed for use by Morgan Stanley. The Bear Market PLUS are not sponsored, endorsed, sold or promoted by Morgan Stanley Capital International and Morgan Stanley Capital International makes no representation regarding the advisability of investing in the Bear Market PLUS. “PLUS” is our service mark.

Preliminary Pricing Supplement No. 110 dated September 25, 2006
 Prospectus Supplement dated January 25, 2006
 Prospectus dated January 25, 2006